EXHIBIT 4.3

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Nkarta, Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our common stock and certain provisions of our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”) currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and Bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our certificate of incorporation, bylaws and the applicable portions of the DGCL carefully.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 54,350,179 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated.

Common Stock

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Voting Rights. Except as otherwise expressly provided in our Certificate of Incorporation or as required by applicable law, the holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including for the election of directors. We have not provided for cumulative voting rights for our common stock in our Certificate of Incorporation.

Liquidation Rights and Distributions. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Other Matters. Our Certificate of Incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The common stock may not be subdivided or combined in any manner unless the conversion price of any other class that is convertible to common stock is increased or decreased, as applicable, in the same proportion. All outstanding shares of our common stock are fully paid and non-assessable.

Authorized but Unissued Preferred Stock

The authorized shares of preferred stock are available for issuance without further action by our stockholders unless required by law or by the rules and regulations of any stock exchange on which our common stock may be listed. Our Certificate of Incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors is authorized to increase or decrease the number of authorized shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by stockholders.

The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and. In addition, the existence of unissued and unreserved common stock or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision is intended to apply to claims arising under Delaware state law and is not intended to apply to claims brought pursuant to the Exchange Act or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the acquisition of us more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions include:

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	stockholders may not cumulate votes in the election of directors;

•

special meetings of our stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or president, or by one or more of our stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting;

•	stockholders may not act by written consent;

•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;
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we indemnify our directors and officers against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures;

Our board of directors is divided into three classes as provided by our Certificate of Incorporation. The directors in each class will serve for a three-year term with one class being elected each year by our stockholders.

In addition, we are subject to Section 203 of the DGCL, which provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent; or

•	by the affirmative vote of 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

Nasdaq Global Select Market Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “NKTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.